Exhibit 99.2

Contact:
Chris Boone, Chief Financial Officer
Tesco Corporation
(713) 359-7000

FOR IMMEDIATE RELEASE

Tesco Corporation Initiates Quarterly Cash Dividend and
Announces $100 million Share Repurchase Program

Company to Host Conference Call at 9:00 a.m. Eastern Time
to Review its First Quarter Results and its Five-Year Strategic Plan

HOUSTON, May 5, 2014 - Tesco Corporation (NASDAQ: TESO) announced today that its Board of Directors has approved the initiation of a quarterly cash dividend to shareholders of its common stock and has authorized the repurchase of as much as $100 million of Tesco’s common shares. These initiatives are designed to create a more balanced investment opportunity and return value directly to the company’s shareholders.

The Board today declared a second quarter cash dividend of $0.05 per share of Tesco common stock. The dividend will be paid on June 2, 2014 to shareholders of record on May 22, 2014. Based on shares outstanding at March 31, total dividend payments to be made during the quarter ended June 30 will be approximately $2 million.

“We are delighted by the Board’s decision following our in-depth review of our Strategic Business Plan. Both initiatives reflect our confidence in Tesco’s ability to generate increasing levels of free cash flow, while continuing to expand our global presence through increased market penetration and expansion of our core businesses in new markets,” said Julio M. Quintana, President and Chief Executive Officer of Tesco Corporation.

“We believe a balanced program of continuing to reinvest in organic growth projects while pursuing additional bolt-on acquisitions, combined with returning a portion of our free cash flow directly to shareholders through dividends and share buybacks, is the right strategy. Maintaining a strong financial structure will remain a fundamental element of our strategy.

“These actions taken by our Board reflect our confidence in the long-term value of Tesco’s market position and financial performance, and we believe that our current share price presents an attractive investment opportunity for the company,” added Quintana.

The timing and actual number of shares repurchased will depend on a variety of factors including the stock price, other investment opportunities, corporate and regulatory requirements and other market and economic conditions. The repurchased shares will become treasury shares, which may be reissued later in connection with acquisitions or with our long-term incentive plans.

ABOUT TESCO CORPORATION

Tesco Corporation is a global leader in the design, manufacture and service of technology based solutions for the upstream energy industry. The Corporation seeks to change the way people drill wells by delivering safer and more efficient solutions that add real value by reducing the costs of drilling for and producing oil and gas.

FORWARD-LOOKING STATEMENTS

This news release contains statements that may constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements include, among others, statements regarding expectations of future revenues, activities, capital expenditures and earnings and technical results. These statements are based on current expectations that involve a number of risks and uncertainties, which could cause actual results to differ from those anticipated. These risks include, but are not limited to: the background risks of the drilling services industry (e.g. operational risks; potential delays or changes in plans with respect to customers' exploration or development projects or capital expenditures; the uncertainty of estimates and projections relating to levels of rental activities; uncertainty of estimates and projections of costs and expenses; risks in conducting foreign operations (e.g. political and fiscal instability) and exchange rate fluctuations); uncertainty and risks in technical results and performance of technology; and other uncertainties.